Exhibit 10.85

                              CONSULTING AGREEMENT

      This Consulting Agreement (the "Agreement") is made and entered into this 26th day of January, 2004 by and between Invisa, Inc. a Nevada corporation, (the "Company") and Stephen A. Michael (the "Consultant").

                                    RECITALS

      WHEREAS, the Consultant is the co-founder of the Company and has been employed by the Company since February 9, 2000 and is a member of its Board of Directors; and

      WHEREAS, the Consultant's employment with the Company terminates effective January 31, 2004 and the Company and Consultant have determined that it is in the best of interest of the Company that Consultant continue to provide services to the Company as an independent consultant pursuant to the terms of this Agreement.

      NOW, THEREFORE, in consideration of the mutual promises in this Agreement, and for additional good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Company and the Consultant agree as follows:

      1. TERM. On the terms and subject to the conditions of this Agreement, Consultant agrees to provide consulting services to the Company and the Company agrees to accept such services. The term of this Agreement shall commence on February 1, 2004, and shall continue in effect for a period of 12 months from said data and terminate on January 31, 2005 unless earlier terminated as provided for in this Agreement.

      2. DUTIES. The Consultant shall provide services to the Company as are requested from time to time by the Board of Directors and agreed to by the Consultant. The scope of these services is more specifically set forth in Exhibit "A" attached hereto and incorporated herein (the "Duties"). The parties acknowledge that specific time allocations for specific projects undertaken by the Consultant in furtherance of his Duties will be difficult to develop. However, where practical, time allocations and/or a budget for such specific projects will be mutually agreed upon by the parties. The Board of Directors will ensure that reasonable cooperation is provided by the Company to assist the Consultant in the completion of such projects. The Consultant shall use the experience, tools, research and resources which may be provided by the Company. The Consultant acknowledges that any employees of the Company who may assist the Consultant with his Duties shall do so solely at the direction of the Company and shall report directly and exclusively to the Company. The Consultant shall conduct himself at all times during the term of this Agreement with the same high standards of professionalism that would be expected from a representative of the Company and shall consult with the Company's CEO to ensure that the services which the Consultant is providing to the Company do not interfere with the overall goals and direction of the Company.

      3. COMPENSATION AND SCHEDULE OF SERVICE. Except as otherwise provided for in this Section 3, the Company shall pay the Consultant $550.00 per day for each day which the Concurrent provides services to the Company pursuant to this Agreement. The parties acknowledge that any six hours expended by the Consultant during the day in furtherance of his Duties, including travel, shall constitute a billable day. Billable time starts and ends when navel begins and ends. In the event, that the Consultant provides less than six hours of service to the Company during a day, such service shall be billed at $67.85 per hour. The Parties further acknowledge that a billable day shall be between 9:00 A.M. and 5:00 P.M. ("Normal Business Hours"). The Consultant shall expend time for the Company outside Normal Business Hours only at the request of the Company. The

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Consultant shall be paid $137.50 per hour for time expended outside Normal
Business Hours. Unless otherwise agreed to by the parties, the Consultant shall provide no more than 15 days per month of service to the Company which shall be preformed by the Consultant on Mondays through Thursdays. The Consultant shall bill no more than 10 hours a month as "in office time" which for purposes of this Agreement shall be deemed time spent by the Consultant at the Consultant's home office or any other facility where the Consultant maintains an office independent from the Company. Notwithstanding anything to the contrary contained in this Agreement, the Consultant shall not be paid for attending any meetings of the Company's Board of Directors or for any work which he performs in furtherance of his responsibilities as a director. Subject to the terms of this Agreement, the Consultant shall set his own schedule in which he will perform his Duties and shall use his best efforts to notify the Company in writing of his schedule one month in advance. The Consultant acknowledges that the performance of his Duties will, where practical, take priority over any commitments which he may have outside of this Agreement. The Company shall pay the Consultant for services rendered pursuant to this Section 3 of the Agreement, within 10 days following the presentment by the Consultant to the Company of invoices, accompanied by short form project updates and/or relevant reports and other documentation as may be agreed to by the parties.


      4. REIMBURSEMENT OF EXPENSES. The Company shall reimburse the Consultant for mileage incurred in furtherance of his Duties at current IRS rates. The Company shall reimburse the Consultant for all other reasonable expenses incurred by the Consultant, in furtherance of his Duties, consistent with the Company's policy, including but not limited to air travel, car rentals, hotel accommodations, telephone usage, entertainment and developmental or demonstrative hardware. Unless otherwise agreed to by the parties, the Company shall make all airline, car rental and hotel reservations. The parties acknowledge that rental cars shall be mid-size or larger (GM where possible) and the hotels will be Marriott Court yard, Holiday Inn Express or better. Except for airline reservations which will be prepaid by the Company as part of the reservation process, the Company shall reimburse the Consultant for out-of-pocket expenses incurred by the Consultant pursuant to this Section 4 of the Agreement within 10 days following the presentment by the Consultant to the Company of the receipts documenting such expenses.

      5. UNPAID INVOICES AND EXPENSES. Notwithstanding anything to the contrary contained in this Agreement, the outstanding balance owed by the Company to the Consultant for unpaid invoices and expenses shall not exceed $6,000.00. In the event the outstanding balance exceeds $6,000.00, the Consultant may discontinue providing services under this Agreement, until such time as the outstanding balance is less than $6,000.00.

      6. BREACH AND OPPORTUNITY TO CURE. If a party is in breach of any provisions of this Agreement and fails to cure said breach within 30 days, following written notice by the non-breaching party to the breaching party, the non-breaching party may terminate this agreement. In the event that this Agreement is terminated because the Company has failed to cure its breach within said thirty (30) day period, all monies due Michael under this Agreement will be deemed immediately due and payable.

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      7. NOTICES. Any notice provided for in this Agreement must be in writing and must be either personally delivered or mailed by certified mail, return receipt required, to the recipient at the address indicated below:

          To the Company:                            To Consultant:

          Herb M. Lustig, CEO                        Stephen A. Michael
          Invisa, Inc.                               7813 Broadmoor Pines Blvd.
          4400 Independence Court                    Sarasota, FL 34243
          Sarasota, FL 34234                         Fax: (941) 358-1795

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

      8. SEVERABILITY. In the event that any provision of this Agreement shall be held to be unreasonable, invalid, or unenforceable for any reason whatsoever, the parties agree that: (i) such invalidity or unenforceability shall not affect any other provision of this Agreement and the remaining covenants, restrictions, and provisions hereof shall remain in full force and effect; and (ii) any arbitrator or arbitration panel, as the case may be, may so modify the objectionable provision as to make it valid, reasonable, and enforceable, and such provision, as so modified, shall be valid and binding as though the invalid, unreasonable, or unenforceable portion thereof had not been included therein.

      9. COMPLETE AGREEMENT. Except for the Confidentiality/Waiver of Interest Agreement and Covenant Not To Compete executed by the parties on November 6, 2003, (collectively the "Confidentiality and Non Compete Agreements") and the Severance Agreement executed by the parties, this Agreement contains the entire agreement of the parties and supersedes and preempts any prior understandings, agreements or representations between the Consultant and the Company, including without limitation the employment agreement executed by the patios no February 9, 2000 and the term sheet executed by the parties on November 6, 2003.

      10. CONFIDENTIALITY AND NON COMPETE AGREEMENTS. Notwithstanding my other agreement executed by the parties, or the termination of the February 9, 2000 Employment Agreement, the parties acknowledge that the Confidentiality and Non Compete Agreements shall remain in full force and effect. The parties further acknowledge that the mediation and remedy provisions contained in paragraphs 4 and 5 of the Covenant Not to Compete and paragraphs 7 and 8 of the Confidentiality/Waiver of Interest Agreement respectively, are the dispute resolution and remedy provisions that govern the parties under the Confidentiality and Non Compete Agreements. To this extent, Section 12 of this Agreement shall not be applicable to the Confidentiality and Non Compete Agreements.

      11. COUNTERPARTS. This Agreement may be simultaneously executed in three counterparts, each of which shall be an original, and all of which shall constitute but one and the same instrument.

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      12. MEDIATION/ARBITRATION PROVISION. The parties shall in good faith endeavor to resolve all claims or disputes arising from or relating to the terms of this Agreement first by mediation through a mediator selected by the parties and if not resolved by mediation, then the parties agree to resolve all claims or disputes by binding arbitration in accordance with this Section. The party seeking mediation shall submit a written notice for mediation to the other party (the "Notice"). The parties shall agree on a mediator and mediation date within ten business (10) days from the date of the Notice. If the parties are unable to agree upon a mediator and mediation date within ten (10) days from the date of the Notice, the matter shall, within twenty (20) days from the date of the Notice, be referred to the American Arbitration Association for final and binding arbitration. If the matter is mediated but not resolved by mediation, the matter shall, within ten (10) days farm the last mediation proceeding, be referred to the American Arbitration Association for final and binding arbitration. The arbitration proceedings shall take place in Sarasota County, Florida and shall be governed by the Florida Arbitration Code and the rules pertaining to commercial arbitration of the American Arbitration Association then in effect (except the provisions of this paragraph shall govern if in conflict with such rules). There shall be one arbitrator if the amount in controversy is less than twenty four thousand dollars ($24,000), and otherwise there shall be three arbitrators. The arbitration award may be entered in any court of competent jurisdiction, as provided for in this Agreement, for an order of enforcement if necessary. The prevailing party in the arbitration proceeding shall be entitled to collect from the non-prevailing party, the cost of the arbitration and reasonable attorneys' fees incurred by the prevailing party as a direct result of the arbitration.

      13. AMENDMENTS/WAIVERS. This Agreement nose only be modified, amended, or waived by a writing duly authorized and executed by 411 parties.

      14. DRAFTSMAN. In constructing this Agreement, neither of the parties hereto shall have any term or provision of this Agreement construed against such party solely by reason of such party having drafted same as each provision of this Agreement is deemed by the parties to have been jointly drafted by the Company sued the Consultant.

      15. SEC COMPLIANCE. The Consultant acknowledges that the Company, as of the date hereof, is a "Reporting Company" under the Securities Exchange Act of 1934 as stranded (the "Act'). While the Company remains a Reporting Company, its officers and directors, and certain shareholders are required to file periodic reports under Section 16, as it relates to the ownership, acquisition and disposition of their equity in the Company. The Consultant agrees that he will timely file Section 16 reports regarding his equity ownership in the Company. The Consultant further agrees that he will abide by Regulation FD and the Company's written policies as may adopted from time to time regarding insider trading and disclosure of non-public information, where with regard to insider trading policies, such policies are not in conflict with selling plans previously adopted or which may be adopted by Michael from time to time pursuant to SEC Rule 10(b) 5-1 for sales of Invisa stock, provided such plans and sales thereunder are in compliance in all respects with the requirements of SEC Rule 10(b) 5-1.

      16. BINDING AGREEMENT. The parties represent and warrant that each has consulted with legal counsel of their choice in connection with the review, approval and execution of this Agreement, that each understands this Agreement is a legally binding contract; that each has read and understands this Agreement; and that each intends to be legally bound by each provision of this agreement.

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      17. RELATIONSHIP CREATED. No joint venture, partnership, employment, agency or similar agreement is created between the parties. Consultant is an independent contractor and shall act as such hereunder.

      18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida and venue for any legal action taken pursuant to this Agreement shall be in Sarasota County, Florida.

      19. MISCELLANEOUS. Captions are for convenience only. In constructing this Agreement, feminine or neuter pronouns shall be substituted for those masculine in form or vice versa and plural terms shall be substituted for singular and singular for plural for any place which the context so requires.


      IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written:

      INVISA, INC.

      By: /s/ Joseph Movizzo                  /s/ Stephen A. Michael
         ------------------------             ------------------------
         Joseph Movizzo, Director             Stephen A. Michael


      By: /s/ Robert Knight
         -----------------------
         Robert Knight, Director


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                                    EXHIBIT A

                              Consulting Agreement
                                     Between
                                  Invisa, Inc.
                                       and
                               Stephen A. Michael

      In accordance with Paragraph 2, Consultant shall use his best efforts so to seek out and identify new opportunities for integration, application, licensing, and sales of InvisaShield technology (or any technology the Company may develop or acquire). Consultant shall use his best efforts to research, identify, present and follow-up and report his findings to the Company's Board of Directors.